Exhibit 99.1

   KIMCO REALTY REPORTS RECORD FOURTH QUARTER AND FULL YEAR OPERATING RESULTS

    Highlights:

    - Funds From Operations Per Share Increased 22.2% to $0.55 for the Quarter and Increased 13.0% to $2.00 for the Year
    - Net Income Per Share Increased 40.6% to $0.45 for the Quarter and Increased 20.6% to $1.52 for the Year
    - Portfolio Occupancy Increased 40 Basis Points During the Quarter to
      94.6%

    NEW HYDE PARK, N.Y., Feb. 13 /PRNewswire-FirstCall/ -- Kimco Realty Corporation (NYSE: KIM) today announced that net income for the quarter ended December 31, 2005 increased 42.0 percent to $107.7 million compared to $75.8 million a year earlier. On a per share basis, net income increased 40.6 percent to $0.45 from $0.32 reported for the fourth quarter last year. Funds from operations ("FFO"), a widely accepted supplemental measure of REIT performance, rose 23.0 percent to $127.5 million during the quarter from $103.6 million for the same period last year. On a per share basis, fourth quarter FFO increased
22.2 percent to $0.55 from $0.45 a year ago. Funds from operations excludes gains on dispositions of operating properties net of minority interests and joint venture properties of approximately $19.0 million, or $0.08 per diluted common share in 2005 and $4.5 million, or approximately $0.02 per share in 2004.

    For the year ended December 31, 2005, net income was $363.6 million or $1.52 per share compared to $297.1 million, or $1.26 per share a year earlier. Funds from operations rose 14.6 percent to $464.7 million from $405.3 million in the year earlier period. On a diluted per common share basis, FFO increased 13.0 percent to $2.00 from $1.77 a year ago. Funds from operations for the current year excludes gains on dispositions of operating properties net of minority interests and joint venture properties of $45.4 million or approximately $0.19 per diluted common share and $19.4 million or approximately $0.08 per diluted common share for the same period last year.

    These operating results are consistent with the Company's objective of generating a high level of income and FFO growth over time. Kimco's compound annual growth rate in FFO per share is 10.7 percent in the 14 year period since its initial public offering in 1991.

    Funds from operations (FFO) is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

    During the quarter, Kimco's parent portfolio occupancy increased to 94.6 percent from 94.2 percent at September 30, 2005 and 93.6 percent a year earlier. Kimco's occupancy is the highest level in Company history. For the quarter, Kimco signed 139 new leases in the portfolio totaling 936,000 square feet and 85 lease renewals totaling 462,000 square feet. Year to date the Company has signed 474 new leases in this portfolio totaling approximately 2.8 million square feet and 339 lease renewals totaling 2.2 million square feet. The average increase in base rent for new leases signed for same space leases was 18.7 percent and 12.2 percent for the quarter and twelve months ended December 31, 2005, respectively. Occupancy in the Company's combined operating portfolio encompassing approximately 109.5 million square feet of gross leasable area was 95.1 percent, 40 basis points higher than a year ago.

    Acquisition Activity

    As previously announced, Kimco completed more than $1.4 billion of property acquisitions for the year and acquired equity interests in 138 properties totaling $736.7 million for the fourth quarter. A summary of the transactions in the fourth quarter is as follows:

    - Kimco acquired interests in 23 U.S. retail properties totaling 1.6 million square feet of gross leasable area. The properties are primarily located in the densely populated, high growth Western, Mid- Atlantic and Northeast regions.

    - In Mexico, the Company commenced five new retail development projects and acquired an interest in 57 net leased industrial properties by forming a joint venture with American Industries.

    - In Canada, the Company funded a preferred equity interest in a portfolio of 29 properties.

    - In the U.S., Kimco's preferred equity program funded six new investments comprised of 19 properties.

    - Kimco's merchant building subsidiary, Kimco Developers, Inc. (KDI), acquired interests in five new development projects.

    Kimco has acquired interests in 47 additional properties since the beginning of the current year totaling approximately $316 million in the U.S., Canada and Mexico as follows:

    - Kimco acquired a portfolio of 19 shopping centers located in California, Nevada and Hawaii for approximately $134 million. In aggregate the properties total 1.7 million square feet of gross leasable area.

    - Copperwood Village, a 350,000 square foot shopping center located in Houston, Texas, was acquired for approximately $73.9 million. Anchor tenants at the property include Michael's, Officemax, Marshall's and Bed Bath & Beyond. This property was acquired for the Company's co- investment program with UBS Wealth Management.

    - An institutional partner's 80 percent equity interests in three properties located in Columbia, Maryland, were acquired to be transferred to the Company's co-investment program with UBS Wealth Management. The properties, which total approximately 250,000 square feet, were acquired for an aggregate purchase price of approximately $62.2 million.

    - The Company entered into two sale leaseback transactions for approximately $9.6 million.

    - One net leased property was acquired in Mexico in the Company's joint venture with American Industries for approximately $2.6 million. The property is located in Saltillo and consists of 63,000 square feet of gross leasable area.

    - In Canada, Kimco funded two preferred equity investments totaling $23.1 million. One property is located in Toronto and 15 properties are located in the Montreal metro area.

    - In the U.S., Kimco funded five new preferred equity transactions for shopping centers located in Texas totaling approximately $11.0 million.

    Disposition Activity

    As previously announced, the Company sold 11 properties during the quarter including six from the Company's core portfolio, two from the Company's co-investment programs and three properties from FNC Realty, the former Frank's Nursery & Crafts stores. Also during the quarter, KDI sold one completed project and portions of 11 additional developments. Subsequent to quarter end, Kimco sold five properties for a total of approximately $13.7 million. The sales included the disposition of three FNC locations, one property from the Kimsouth portfolio and one property from the Company's core portfolio.

    Earnings Guidance

    As a result of the Company's strong operating results and continued success finding attractive investments, management raised its range of FFO guidance to $2.12 - $2.16 per share for the year ending December 31, 2006. This is an increase in the low-end of the range of $0.03 per share as compared to the prior guidance provided by management last quarter. A reconciliation of management's projections from earnings per diluted common share to FFO per diluted common share is included in this release.

    Kimco Realty Corporation is a publicly traded real estate investment trust that has specialized in shopping center acquisitions, development and management for more than 45 years. The Company owns and operates the nation's largest portfolio of neighborhood and community shopping centers with interests in 1,046 properties comprising approximately 132.0 million square feet of leasable space located throughout 44 states, Canada and Mexico. For further information refer to the Company's web site at www.kimcorealty.com.

    Safe Harbor Statement: The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 2004. Copies of each filing may be obtained from the Company or the SEC.

    Contact:
    Kimco Realty Corporation
    Scott Onufrey
    (516) 869-7190
    sonufrey@kimcorealty.com

                            Kimco Realty Corporation
                        Consolidated Statements of Income
                      (In thousands, except per share data)

                                           Three Months Ended                      Year Ended
                                              December 31,                        December 31,
                                     ------------------------------      ------------------------------
                                         2005              2004              2005              2004
                                     ------------      ------------      ------------      ------------
Revenues from rental property        $    136,988      $    122,263      $    522,545      $    507,641
                                     ------------      ------------      ------------      ------------
Rental property expenses:
 Rent                                       2,596             2,533            10,267            10,794
 Real estate taxes                         18,006            17,193            67,022            65,530
 Operating and maintenance                 15,871            12,782            60,686            53,940
                                     ------------      ------------      ------------      ------------
                                           36,473            32,508           137,975           130,264
                                     ------------      ------------      ------------      ------------

Net operating income                      100,515            89,755           384,570           377,377

Income from other real estate
 investments                               15,982             9,712            57,943            30,127
Mortgage financing income                  17,712             5,395            27,586            15,032
Management and other fee income             8,398             6,608            30,474            25,445
Depreciation and amortization             (27,239)          (24,512)         (105,942)          (99,616)
                                     ------------      ------------      ------------      ------------
                                          115,368            86,958           394,631           348,365

Interest, dividends and other
 investment income                         10,743             5,573            28,350            18,702
Other income / (expense), net              (3,954)             (871)            5,393            10,124

Interest expense                          (35,228)          (26,118)         (127,711)         (107,177)
General and administrative
 expenses                                 (17,967)          (12,585)          (56,803)          (44,235)
Adjustment of property carrying
 values                                        --            (2,965)               --            (2,965)
                                     ------------      ------------      ------------      ------------
                                           68,962            49,992           243,860           222,814

Benefit (provision) for income
 taxes                                      3,643             1,476              (430)           (3,919)
Equity in income of real estate
 joint ventures, net                       20,313            16,593            77,454            56,385
Minority interests in income of
 partnerships, net                         (1,735)           (2,601)          (12,446)           (9,660)
Gain on sale of development
 properties, net of tax of
 $1,249, ($535), $10,824, and
 $4,401, respectively                       3,976             5,030            22,812            12,434
                                     ------------      ------------      ------------      ------------
 Income from continuing
  operations                               95,159            70,490           331,250           278,054
                                     ------------      ------------      ------------      ------------

Discontinued Operations:
 Income from discontinued
  operating properties                        497             1,992             5,725             8,324
 Loss on operating properties
  held for sale/sold                       (2,483)               --            (5,098)           (5,064)
 Gain on disposition of operating
  properties                               14,494             3,325            28,918            15,823
                                     ------------      ------------      ------------      ------------
 Income from discontinued
  operations                               12,508             5,317            29,545            19,083
                                     ------------      ------------      ------------      ------------
 Gain on transfer of operating
  properties(1)                                --                --             2,301                --
 Loss on transfer of operating
  properties(1)                                --                --              (150)               --
 Gain on sale of operating
  properties(1)                                --                --               682                --
                                     ------------      ------------      ------------      ------------
                                               --                --             2,833                --
                                     ------------      ------------      ------------      ------------

 Net income                               107,667            75,807           363,628           297,137

 Preferred stock dividends                 (2,909)           (2,909)          (11,638)          (11,638)
                                     ------------      ------------      ------------      ------------
 Net income available to common
  shareholders                       $    104,758      $     72,898      $    351,990      $    285,499
                                     ============      ============      ============      ============

Per common share:
 Income from continuing
  operations:
   - Basic                           $       0.41      $       0.30      $       1.42      $       1.20
                                     ============      ============      ============      ============
   - Diluted (2)                     $       0.40(2)   $       0.29(3)   $       1.40(3)   $       1.17(3)
                                     ============      ============      ============      ============
 Net income:
   - Basic                           $       0.46      $       0.32      $       1.55      $       1.28
                                     ============      ============      ============      ============
   - Diluted (2)                     $       0.45(2)   $       0.32(3)   $       1.52(3)   $       1.26(3)
                                     ============      ============      ============      ============
   Income (loss) subject to
    income taxes                     $     (2,633)     $      1,400      $     32,920      $     27,713

                                           Three Months Ended                      Year Ended
                                              December 31,                        December 31,
Weighted Average Share               ------------------------------      ------------------------------
 Information                             2005              2004              2005              2004
-----------------------------------  ------------      ------------      ------------      ------------
For earnings per share
 calculations:

Weighted average shares -
    - Basic                               227,625           224,518           226,641           222,859
                                     ============      ============      ============      ============
    - Diluted(2)                          236,464(2)        229,255(3)        230,868(3)        227,143(3)
                                     ============      ============      ============      ============

    Note: Reclassifications: Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.

    (1) Included in the calculation of income from continuing operations per share in accordance with SEC guidelines.
    (2) The potential impact if certain units were converted to common stock at the beginning of the period. Net income would be increased by $1,739 for the three months ended December 31, 2005.
    (3) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.

                            Kimco Realty Corporation
                              Funds From Operations
                      (In thousands, except per share data)

                                           Three Months Ended                     Year Ended
                                              December 31,                        December 31,
                                     ------------------------------      ------------------------------
                                         2005              2004              2005              2004
                                     ------------      ------------      ------------      ------------
Funds From Operations(1)
 Net income                          $    107,667      $     75,807      $    363,628      $    297,137
 Gain on disposition of
  operating properties,
  net of minority interests               (14,203)           (3,325)          (31,611)          (15,390)
 Gain on disposition of joint
  venture operating properties             (4,846)           (1,186)          (13,776)           (4,045)
 Depreciation and amortization             27,470            25,264           108,032           102,872
 Depreciation and amortization -
  real estate joint ventures               14,272             9,957            50,059            36,400

 Preferred stock dividends                 (2,909)           (2,909)          (11,637)          (11,638)
                                     ------------      ------------      ------------      ------------
 Funds from operations(1)            $    127,451      $    103,608      $    464,695      $    405,336
                                     ============      ============      ============      ============
 Per common share:
    - Basic                          $       0.56      $       0.46      $       2.05      $       1.82
                                     ============      ============      ============      ============
    - Diluted (2)                    $       0.55      $       0.45      $       2.00      $       1.77
                                     ============      ============      ============      ============

                                           Three Months Ended                      Year Ended
                                              December 31,                        December 31,
Weighted Average Share               ------------------------------      ------------------------------
 Information                             2005              2004              2005              2004
-----------------------------------  ------------      ------------      ------------      ------------
Weighted average shares -
  - Basic                                 227,625           224,518           226,641           222,859
                                     ============      ============      ============      ============
  - Diluted (2)                           236,464           234,022           235,634           231,909
                                     ============      ============      ============      ============

    (1) Most industry analysts and equity REITs, including the Company, generally consider funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT. FFO is defined as net income applicable to common shares before depreciation and amortization, extraordinary items, cumulative effect of accounting changes, gains on sales of operating real estate, plus the pro-rata amount of depreciation and amortization of unconsolidated joint ventures, net of minority interests, determined on a consistent basis. Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative for net income as a measure of liquidity. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

    (2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $1,739 and $1,607 for the three months ended December 31, 2005 and 2004, respectively, and $6,693 and $6,113 for the year ended December 31, 2005 and 2004, respectively, reflecting the distributions associated with these units.

                            Kimco Realty Corporation
                           Consolidated Balance Sheets
                      (In thousands, except per share data)

                                                 December 31,  December 31,
                                                     2005         2004
                                                 ------------  ------------
Assets:
 Operating real estate, net of accumulated
  depreciation of $740,127 and 634,642,
  respectively                                   $  3,209,158  $  3,059,526
 Investments and advances in real estate joint
  ventures                                            735,648       595,175
 Real estate under development                        611,121       398,054
 Other real estate investments                        283,035       188,536
 Mortgages and other financing receivables            132,675       140,717
 Cash and cash equivalents                             76,273        38,220
 Marketable securities                                206,452       123,771
 Accounts and notes receivable                         64,329        52,182
 Other assets                                         215,945       153,416
                                                 ------------  ------------
                                                 $  5,534,636  $  4,749,597
                                                 ============  ============
Liabilities:
 Notes payable                                   $  2,147,405  $  1,608,925
 Mortgages payable                                    315,336       353,071
 Construction loans payable                           228,455       156,626
 Dividends payable                                     78,169        71,489
 Other liabilities                                    255,213       216,195
                                                 ------------  ------------
                                                    3,024,578     2,406,306
                                                 ------------  ------------
 Minority interests in partnerships                   122,844       106,891
                                                 ------------  ------------

Stockholders' Equity:
Preferred stock, $1.00 par value, authorized
 3,600,000 shares Class F Preferred Stock,
 $1.00 par value, authorized 700,000 shares
  Issued and outstanding 700,000 shares                   700           700
  Aggregate liquidation preference $175,000
 Common Stock, $.01 par value, authorized
  300,000,000 shares
  Issued and outstanding 228,059,056 and
   224,852,812 shares, respectively                     2,281         2,249
Paid-in capital                                     2,255,332     2,199,419
Retained earnings/(cumulative distributions
 in excess of net income)                              59,855        (3,749)
                                                 ------------  ------------
Cumulative distributions in excess of net
 income                                             2,318,168     2,198,619
Accumulated other comprehensive income                 69,046        37,781
                                                 ------------  ------------
                                                    2,387,214     2,236,400
                                                 ------------  ------------
                                                 $  5,534,636  $  4,749,597
                                                 ============  ============

    Reclassifications:
    Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.

                            Kimco Realty Corporation
       Reconciliation of Projected Diluted Net Income Per Common Share to
                Projected Funds From Operations Per Common Share

                                                       Projected Range
                                                       Full Year 2006
                                                 --------------------------
                                                     Low           High
                                                 ------------  ------------
Projected diluted earnings per common share      $       1.43  $       1.53
Projected depreciation and amortization                  0.50          0.50
Projected depreciation and amortization real
 estate joint ventures, net of minority interests        0.25          0.25
Gain on disposition of operating properties             (0.05)        (0.10)
Gain on disposition of joint venture operating
 properties, net of minority interests                  (0.01)        (0.02)
                                                 ------------  ------------
Projected FFO per diluted common share           $       2.12  $       2.16
                                                 ============  ============

    Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management's estimate of results based upon these assumptions as of the date of this press release.

SOURCE  Kimco Realty Corporation

    -0-                             02/13/2006
    /CONTACT: Scott Onufrey, Kimco Realty Corporation, +1-516-869-7190, sonufrey@kimcorealty.com /
    /Web site:  http://www.kimcorealty.com /
    (KIM)